Exhibit 99.1
ReSearch Pharmaceutical Services, Inc.
Unaudited Quarterly Report for the period ended March 31, 2009
ReSearch Pharmaceutical Services, Inc. (“RPS” or the “Company”), a leading provider of integrated clinical development outsourcing solutions to the bio-pharmaceutical industry, is pleased to announce its results for the first quarter ended March 31, 2009. These statements include unaudited comparative results for RPS for the quarter ended March 31, 2008.
In addition, RPS announces that it has today filed a Form 10-Q in the U.S., as required by the Securities and Exchange Commission (“SEC”). A copy of the Form 10-Q is available on our website (www.rpsweb.com).
Financial highlights for the three months to March 31, 2009
•	Service revenues for the first quarter of 2009 of $45.3 million grew $7.2 million or 19.0% as compared to the same period in 2008

•	EBITDA for the first quarter of 2009 of $2.0 million or 4.3% of service revenues

•	Net income before provision for income taxes for the first quarter of 2009 of $1.1 million
Operational highlights for the three months ended March 31, 2009
•	On March 30, 2009, the Company announced that it had entered into an agreement to acquire a clinical research organization (CRO) in China, providing the Company with expanded capabilities in the Asian market and complementing its current operations in the Americas and Europe.
A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP measure are located at the end of this press release.
Commenting on the first quarter results, Daniel M. Perlman, Chairman and CEO of RPS, said:
“In the first quarter, we continued the global expansion of our capabilities through the announced agreement to acquire a CRO in China. The continued expansion of our services is part of the RPS strategy to meet the growing needs of our clients for global drug development capabilities.”

For further information please contact:

ReSearch Pharmaceutical Services, Inc.	+1 215 540 0700
Dan Perlman, CEO
Steven Bell, Chief Financial Officer

Nominated Adviser and UK Broker:
Arbuthnot Securities Limited
James Steel / Ed Burbidge	+44 20 7012 2000

ReSearch Pharmaceutical Services, Inc.
Unaudited Quarterly Report to March 31, 2009
Background on RPS
Headquartered in Ft. Washington, Pennsylvania, with subsidiary offices across Latin America and three recently acquired subsidiaries in Europe, RPS is a next generation CRO and a leading provider of integrated clinical development and enhanced full-service outsourcing solutions to the bio-pharmaceutical industry. RPS provides services in connection with the design, initiation and management of clinical trials programs that are required to obtain regulatory approval to market bio-pharmaceutical products. Our innovative business model combines the expertise of a traditional CRO with the ability to provide flexible outsourcing solutions that are fully integrated within our clients’ clinical drug development infrastructure. This approach was designed to meet the varied needs of small, medium and large bio-pharmaceutical companies. RPS is quoted on the Alternative Investment Market (“AIM”) of the London Stock Exchange.
Operating review of the three months ended March 31, 2009 compared to three months ended March 31, 2008
Revenues. Service revenues increased 19.0% to $45.3 million for the three months ended March 31, 2009 from $38.0 million for the three months ended March 31, 2008 as we generated additional business from existing and new customers. The majority of the increase is related to the continued build from existing contracts with several bio-pharmaceutical companies in our Clinical Master Service Provider (“CMSP”) programs in addition to the revenue generated by the recently acquired companies in Europe. CMSP revenue for the three months ended March 31, 2009 grew 20.3% over the comparable prior period in 2008, and accounted for 62.1% of our total service revenue for the three months ended March 31, 2009.
Reimbursement revenues and offsetting reimbursable out—of—pocket costs fluctuate from period to period due primarily to the level of pass—through expenses in a particular period. Reimbursement revenues and reimbursable out—of—pocket costs increased 32.7% to $5.0 million during the three months ended March 31, 2009 from $3.8 million during the three months ended March 31, 2008. The increase is due primarily to an increase in the number of staff incurred expenses on client programs and increase related to the European acquisitions.
Direct Costs. Direct costs increased 17.3% to $33.2 million or 73.4% of service revenues for the three months ended March 31, 2009 as compared to $28.3 million or 74.4% of service revenues for the three months ended March 31, 2008. The increase in direct costs is directly correlated with the increase in revenues as described above. The primary costs included in direct costs are operational staff payroll and related taxes and benefits.
Selling, general and administrative expenses. Selling, general and administrative expenses (“SG&A”) increased 41.5% to $10.1 million for the three months ended March 31, 2009 from $7.1 million for the three months ended March 31, 2008 to support the increase in revenues. The primary reason for the increase in SG&A costs was the additional overhead costs of the companies acquired in Europe which resulted in increases in employee—related costs such as salaries, as well as increases in salaries, health benefits and payroll taxes to $6.0 million for the three months ended March 31, 2009 as compared to $4.3 million for the three months ended March 31, 2008. Additionally, due to our increasing global footprint we saw an increase in rent and travel expense to $1.2 million for the three months ended March 31, 2009 as compared to $0.8 million for the three months ended March 31, 2008.
Depreciation and amortization expense. Depreciation and amortization expense increased 110.3% to $0.8 million for the three months ended March 31, 2009 as compared to $0.4 million for the three months ended March 31, 2008 due primarily to an increase in the depreciable asset base and amortization of intangible assets related to the European acquisitions.
Income from operations. Income from operations decreased to $1.2 million for the three months ended March 31, 2009 as compared to income from operations of $2.2 million for the three months ended March 31, 2008. The decrease is attributable an increase in our SG&A costs as described above as a result of our integration efforts in connection with the European acquisitions.
Interest income and expense. Interest income decreased to $74,000 during the three months ended March 31, 2009 from $91,000 during the three months ended March 31, 2008 due to a decrease in the level of investable cash on hand subsequent to the European acquisitions. Interest expense increased to $148,000 for the three months ended March 31, 2009 from $51,000 million during the three months ended March 31, 2008. The increase is due to the interest expense calculated on the outstanding balance on our line of credit.
Provision for income taxes. The provision for income taxes for the three months ended March 31, 2009 decreased to $0.6 million as compared to a provision of $1.0 million for the three months ended March 31, 2008. The decrease in the provision for income taxes is attributed to the decrease in taxable income as described above. Although the provision for income taxes decreased during the three months ended March 31, 2009 as compared to the three months ended March 31, 2008, the effective tax rate increased because we are not recording a deferred tax benefit for net operating losses generated in Germany, Spain and France as it is more likely than not that we will not realize the tax benefit of these net operating losses.
Net income (loss). As a result of the factors discussed above, net income for the three months ended March 31, 2009 decreased to $0.5 million or $0.01 per share, basic and diluted, from net income for the three months ended March 31, 2008 of $1.3 million or $0.04 per share, basic and diluted.
Balance Sheet and Cash Flow
The Company maintains a working capital line of credit with a bank, with a maximum potential borrowing capacity of $15.0 million. At March 31, 2009, there were $12.9 million in outstanding borrowings under this facility. Interest on outstanding borrowings under this facility is at the Federal Funds open rate, plus 1% (4.25% at March 31, 2009). The credit facility contains various financial and other covenants, including a prohibition on paying dividends or distributions (other than dividends or distributions payable in our stock). At March 31, 2009, the Company was in compliance with these covenants. The Company is currently evaluating opportunities to increase the borrowing capacity as well as extending the terms of this facility. The facility is secured by all of the assets of the Company. At March 31, 2009, the Company had available cash and cash equivalent balances of $2.2 million and working capital of $25.4 million, which the Company believes will provide sufficient liquidity for the next twelve months.
During the three months ended March 31, 2009, the Company’s operating activities used cash of $8.2 million, an increase of $4.3 million from the corresponding amount for the three months ended March 31, 2008. The cash used in operating activities during the three month period ended March 31, 2009 can be attributed to an increase in both the amount of revenue to be collected, and the time it takes to collect that revenue, as reflected in the accounts receivable. Accounts receivable, net of an allowance for doubtful accounts, increased $7.2 million, or 15.8%, to $50.1 million at March 31, 2009 from $43.2 million at December 31, 2008. In addition, during the three months ended March 31, 2009, the Company used cash in other operating assets and liabilities of $2.3 million consisting primarily of $0.6 million in accounts payable, $0.4 million in customer deposits, $1.2 million in deferred revenue and $0.1 million in accrued expenses and other liabilities, as well as non cash charges of $0.1 million of deferred taxes.
These uses of cash were offset by net income for the three months ended March 31, 2009 of $0.5 million along with non cash charges of $0.2 million related to stock based compensation and $0.8 million related to depreciation and amortization.
Cash used in investing activities for the three months ended March 31, 2009 totaled $0.8 million, consisting primarily of $0.7 million paid during the quarter relating to the European acquisitions and $0.5 million for the purchase of property and equipment, which was offset by the increase in restricted cash of $0.4 million.
Cash provided by financing activities for the three months ended March 31, 2009 totaled $5.2 million, consisting primarily of $5.4 million in net borrowings on the Company’s line of credit which was offset by $0.2 million in principal payments on capital lease obligations.
Dividends
The Company does not currently intend to pay cash dividends on its common stock or warrants in the foreseeable future, but rather to reinvest earnings in the business.
Supplemental non-GAAP financial information
EBITDA is defined as net income before interest expense, income taxes and depreciation and amortization. The Company believes that net income is the most directly comparable GAAP measurement to EBITDA. EBITDA is presented because the Company believes it is useful to investors as widely accepted financial indicators of a company’s ability to service and/or incur indebtedness and because such disclosure provides investors with additional criteria used by the Company to evaluate our operating performance and the performance bonuses of certain of our employees. EBITDA is not defined under GAAP, should not be considered in isolation or as a substitute for a measure of our liquidity or performance prepared in accordance with GAAP and is not indicative of income from operations as determined under GAAP. EBITDA and other non-GAAP financial measures have limitations which should be considered before using these measures to evaluate the Company’s liquidity or financial performance. EBITDA does not include interest expense, income tax expense or depreciation and amortization expense, which may be necessary in evaluating the Company’s operating results and liquidity requirements or those of businesses we may acquire. The Company’s management compensates for these limitations by using EBITDA as a supplement to GAAP results to provide a more comprehensive understanding of the factors and trends affecting our business or any business we may acquire. Our computation of EBITDA may not be comparable to other similarly titled measures provided by other companies, because not all companies calculate this measure in the same fashion.
The following table and related notes reconciles net income to EBITDA:

	(in thousands)
	Three months ended
	March 31,
	2009	2008
Reconciliation of net income to EBITDA:

Net income	$503	$1,323
Provision for income taxes	621	963
Interest (income) expense, net	74	(40)
Depreciation and amortization	796	365

EBITDA	$1,994	$2,611
Daniel M. Perlman, Chairman and CEO
May 15, 2009

Financial Data
Research Pharmaceutical Services, Inc. and Subsidiaries
Consolidated Balance Sheets

	March 31,	December 31,
	2009	2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,213,958	$6,565,003
Restricted cash	6,462,252	7,247,532
Accounts receivable, less allowance for doubtful accounts of $701,000 at March 31, 2009 and $654,000 at December 31, 2008, respectively	50,064,834	43,225,016
Current deferred tax asset	957,373	970,797
Prepaid expenses and other current assets	2,321,977	2,377,838

Total current assets	$62,020,394	$60,386,186

Property and equipment, net	5,974,569	5,993,386
Other assets	1,114,076	1,179,018
Intangible assets subject to amortization, net	3,267,356	3,880,000
Goodwill	13,830,881	15,145,585
Deferred tax asset	504,366	504,366

Total assets	$86,711,642	$87,088,542

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,714,889	$3,496,309
Accrued expenses	11,036,056	12,069,957
Customer deposits	6,462,252	7,247,532
Deferred revenue	3,466,257	4,781,935
Line of credit	12,850,415	7,500,000
Current portion of capital lease obligations	556,311	682,695

Total current liabilities	$37,086,180	$35,778,428

Customer deposit	4,500,000	4,500,000
Deferred tax liability	1,093,501	1,331,955
Other liabilities	2,178,734	2,323,794
Capital lease obligations, less current portion	811,765	871,963

Total liabilities	$45,670,180	$44,806,140

Stockholders’ equity:
Common stock, $.0001 par value:
Authorized shares — 150,000,000 at March 31, 2009 and December 31, 2008, issued and outstanding shares — 36,746,835 and 36,746,291 at March 31, 2009 and December 31, 2008, respectively.	3,675	3,675
Additional paid-in capital	44,238,115	44,083,184
Accumulated other comprehensive (loss) income	(1,743,288)	155,535
Accumulated deficit	(1,457,040)	(1,959,992)

Total stockholders’ equity	$41,041,462	$42,282,402

Total liabilities and stockholders’ equity	$86,711,642	$87,088,542

Research Pharmaceutical Services, Inc. and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended March 31,
	2009	2008
	(unaudited)
Service revenue	$45,258,874	$38,047,853
Reimbursement revenue	5,034,975	3,794,541

Total revenue	50,293,849	41,842,394

Direct costs	33,219,359	28,316,024
Reimbursable out-of-pocket costs	5,034,975	3,794,541
Selling, general, and administrative expenses	10,045,270	7,120,510
Depreciation and amortization	796,422	365,295

Income from operations	1,197,823	2,246,024

Interest expense	147,791	50,526
Interest income	73,934	90,846

Net income before provision for income taxes	1,123,966	2,286,344
Provision for income taxes	621,014	963,295

Net income	$502,952	$1,323,049

Net income per common share:
Basic	$0.01	$0.04
Diluted	$0.01	$0.04

Weighted average number of common shares outstanding:
Basic	36,746,460	32,429,807
Diluted	37,892,322	34,019,774

Research Pharmaceutical Services, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Three Months Ending
	March 31,
	2009	2008
	(unaudited)
Net income	$502,952	$1,323,049
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	796,422	365,295
Stock-based compensation	154,730	130,215
Deferred tax benefit	(128,769)	—
Changes in operating assets and liabilities:
Accounts receivable	(7,220,626)	(5,527,716)
Prepaid expenses and other assets	34,292	(5,726)
Accounts payable	(623,543)	(441,144)
Accrued expenses and other liabilities	(125,392)	(478,516)
Customer deposits	(380,471)	454,507
Deferred revenue	(1,199,044)	356,967

Net cash used in operating activities	(8,189,449)	(3,823,069)

Investing activities
Change in restricted cash	380,471	(454,507)
Business combinations, net of cash acquired	(651,923)	—
Purchase of property and equipment	(540,617)	(292,429)

Net cash used in investing activities	(812,069)	(746,936)

Financing activities
Net borrowings on line of credit	5,350,415	—
Principal payments on capital lease obligations	(186,582)	(254,743)
Proceeds from exercise of options	201	—
Merger consideration, net of fees paid	—	(17,880)

Net cash provided by (used in) financing activities	5,164,034	(272,623)
Effect of exchange rates on cash and cash equivalents	(513,561)	(44,847)

Net change in cash and cash equivalents	(4,351,045)	(4,887,475)
Cash and cash equivalents, beginning of period	6,565,003	11,060,255

Cash and cash equivalents, end of period	$2,213,958	$6,172,780

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$147,791	$239,582

Income taxes	$625,000	$500,000

Supplemental disclosures of noncash financing activities

Acquisition of fixed assets under capital leases	$—	$800,261

NOTES
The functional currency of RPS is US dollars because that is the currency of the primary economic environment in which the company operates. These financial statements are presented in US dollars.
The financial statements are presented in conformity with accounting principles generally accepted in the United States and have been prepared using the same accounting policies as set forth in the financial statements for the year ended December 31, 2008 which will be included in the Company’s Annual Report on Form 10-K to be filed with the SEC.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, financial condition, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict, including those described under the heading “Risk Factors” in the Company’s Form 10-K filed with the SEC on March 31, 2009. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions including: our ability to identify liabilities associated with the Company; our ability to manage pricing and operational risks; our ability to manage foreign operations; changes in technology; and our ability to acquire or renew contracts. Any forward-looking statement made in this document speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, unless otherwise required to do so by law or regulation.